Filed Pursuant to Rule 433
Registration No. 333-165432-07

Jt-Leads: JPMorgan, Deutsche Bank, Wells Fargo Class A Co-Mgrs: Barclays, Santander

CLS	SIZE(MM)	WAL	M/S	E.FNL	L.FNL	PXING	YLD	CPN	$PX
A1	247.100	0.20	P-1/A-1+	8/12	03/13	IL-7	0.32976	0.32976	100.00000
A2	450.000	0.95	Aaa/AAA	10/13	05/15	EDSF+40	0.920	0.91	99.99221
A3	131.460	1.82	Aaa/AAA	04/14	12/15	EDSF+60	1.231	1.22	99.98588
B	135.720	2.31	Aa1/AA	10/14	08/16	IS+140	2.104	2.09	99.98913
C	171.430	3.00	Aa3/A	09/15	02/18	IS+240	3.225	3.20	99.98993
D	114.290	3.73	Baa2/BBB	01/16	02/18	IS+290	3.909	3.87	99.97391

EXPECTED PXG	:	PRICED
EXPECTED SETTLE	:	03/21
PXG SPEED	:	1.50% ABS, 10% CLEAN-UP CALL
CUSIPS	:	TBD
REGISTRATION	:	PUBLIC/SEC-REGISTERED
ERISA ELIGIBLE	:	YES
B&D	:	J.P. MORGAN

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.